Exhibit 99.1
CEVA, Inc. Reports Third Quarter 2007 Financial Results
Expanding licensee base to new markets and continued momentum in increased royalty revenue;
profitability and EPS growth
SAN JOSE, Calif. — November 1, 2007 — CEVA, Inc. [(NASDAQ: CEVA); (LSE: CVA)], a leading licensor of silicon intellectual property (SIP) platform solutions and DSP cores for mobile, consumer electronics and storage applications, today announced its financial results for the quarter ended September 30, 2007.
Total revenue for the third quarter of 2007 was $8.7 million, an increase of 11% compared to $7.9 million reported for the third quarter of 2006. Third quarter of 2007 licensing revenue was $5.3 million, a decrease of 4% from $5.5 million reported for the third quarter of 2006. Royalty revenue for the third quarter of 2007 was $2.2 million, an increase of 55% over $1.4 million for the third quarter of 2006. Revenue from services for the third quarter of 2007 was $1.2 million, an increase of 30% compared to $1.0 million reported for the third quarter of 2006.
Net income for the third quarter of 2007 was $1.1 million, an increase of 226% compared to net income of $0.3 million for the third quarter of 2006. Diluted net income per share for the third quarter of 2007 was $0.05 per share, an increase of 150% compared to diluted net income of $0.02 per share for the third quarter of 2006.
In the third quarter of 2007 and 2006, the Company recognized an equity-based compensation expense of $0.5 million pursuant to the adoption of SFAS 123R. In the third quarter of 2007, the Company also recorded a gain of $0.4 million in interest and other income related to the disposal of an investment. Non-GAAP net income and net income per share for the third quarter of 2007, excluding the equity-based compensation expense and gain on disposal of the investment, was $1.2 million and $0.06, respectively, an increase of 42% and 50%, respectively, compared to $0.9 million of non-GAAP net income and $0.04 of non-GAAP net income per share for the third quarter of 2006. Non-GAAP net income and net income per share for the third quarter of 2006 excluded an equity-based compensation expense of $0.5 million.
During the third quarter of 2007, the Company concluded ten new license agreements, bringing the total number of new license agreements signed during the first nine months of 2007 to 27. Eight agreements were for CEVA DSP cores and platforms and two were for CEVA SATA technology. Target applications for customer deployment are 2G/3G/4G phones, wireless headsets, solid state disk (SSD) devices, surveillance equipment and fingerprint recognition systems. Geographically, two of the ten deals signed were in the U.S., five were in Europe and three were in the Asia Pacific region.
During the third quarter, CEVA signed a strategic licensing agreement with one of the Company’s largest customers who extended their use of CEVA-X DSP cores to products for wireless applications. In addition, one of Japan’s largest, branded, original equipment manufacturers licensed the CEVA MM2000 multimedia platform for its development of next generation surveillance camera equipment. This license agreement represents a key design win for CEVA in the fast growing surveillance market as the underlying technology transitions from analog to digital IP network-based systems.
Gideon Wertheizer, Chief Executive Officer of CEVA, stated: “The third quarter of 2007 was another solid quarter for CEVA in terms of expanding the licensee base, increasing the royalty revenue and building the pipeline. Our royalty revenue surpassed the $2.0 million mark for the first time in the Company’s history, and we received during the third quarter the first royalty payment from one of the leaders in the 3G chipset market who is now shipping products incorporating our CEVA-X DSP cores in high volumes. We also are pleased with the recent traction our customers that incorporate our DSP core technologies have generated with leading mobile handset manufacturers.”
Yaniv Arieli, Chief Financial Officer of CEVA, stated: “In the third quarter we achieved a few important financial milestones: royalty revenue trend is positive, profitability continues to improve during the first three quarters of 2007 and net income and EPS increased sequentially during the same period. The Company’s positive cash flow also continues to improve sequentially and in the third quarter reached approximately $1.1 million. As of September 30, 2007, CEVA’s cash balances and marketable securities were $66.0 million.”
CEVA Conference Call
On November 1, 2007, CEVA management will conduct a conference call at 8:30 a.m. Eastern Time / 1:30 p.m. London time, to discuss the operating performance for the quarter.
The conference call will be available via the following dial-in numbers:
•	US Participants: Dial 1-877-493-9121 (Access Code: CEVA)

•	UK/Rest of World: Dial +44-800-032-3836 (Access Code: CEVA)
The conference call also will be available live via the Internet at the following link: http://www.videonewswire.com/event.asp?id=43147. Please go to the web site at least fifteen minutes prior to the call to register, download and install any necessary audio software.

For those who cannot access the live broadcast, a replay will be available by dialing 1-877-519-4471 (passcode: 9337401) for US domestic callers and +44-800-169-3875 (passcode: 9337401) for international callers from two hours after the end of the call until 11:59 p.m. (Eastern Time) on November 8, 2007. The replay will also be available at CEVA’s web site www.ceva-dsp.com.

For More Information Contact:
Yaniv Arieli, CFO	Richard Kingston
CEVA, Inc.	CEVA, Inc.
Tel: +1.408.514.2941	Tel: +1.408.514.2976
Email: yaniv.arieli@ceva-dsp.com	Email: richard.kingston@ceva-dsp.com
About CEVA, Inc.
Headquartered in San Jose, Calif., CEVA is a leading licensor of silicon intellectual property (SIP) platform solutions and DSP cores for mobile, consumer electronics and storage applications. CEVA’s IP portfolio includes comprehensive solutions for multimedia, audio, voice over packet (VoP), Bluetooth, Serial Attached SCSI (SAS) and Serial ATA (SATA), and a wide range of programmable DSP cores and subsystems with different price/performance metrics serving multiple markets. In 2006, CEVA’s IP was shipped in over 190 million devices. For more information, visit http://www.ceva-dsp.com
Forward-Looking Statements
This press release contains forward-looking statements that involve risks and uncertainties, as well as assumptions that if they materialize or prove incorrect, could cause CEVA’s results to differ materially from those expressed or implied by such forward-looking statements and assumptions. All statements other than statements of historical fact are statements that could be deemed forward-looking statements, including statements about optimism about the pipeline buildup, the positive royalty revenue and profitability trend, and CEVA’s ability to capitalize on the fast growing surveillance market and the traction generated by CEVA’s customers with mobile handset manufacturers; and the potential additional royalty revenue associated with a CEVA customer that is a leader in the 3G chipset market and the ramp-up production of other customers with products that incorporate CEVA’s technologies. The risks, uncertainties and assumptions include: the ability of the CEVA DSP cores and other technologies to continue to be strong growth drivers for the Company; the effect of intense competition within our industry; the effect of the challenging period of growth experienced by the industries in which we license our technology; the possibility that the market for our technology may not develop as expected; our ability to timely and successfully develop and introduce new technologies; our reliance on revenue derived from a limited number of licensees; our ability to improve our royalty revenue in future periods and other risks relating to our business and the pipeline of companies interested in our technologies, including, but not limited to, those that are described from time to time in the Company’s Securities and Exchange Commission filings. CEVA assumes no obligation to update any forward-looking statements or information, which speak as of their respective dates.

CEVA, INC. AND ITS SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS — U.S. GAAP
U.S. dollars in thousands, except per share data

	Quarter ended		Nine Months ended
	September 30,		September 30,
	2007	2006	2007	2006

	Unaudited	Unaudited	Unaudited	Unaudited

Revenues:
Licensing and royalties	$7,492	$6,938	$21,540	$21,553
Other revenues	1,237	955	3,430	2,886

Total revenues	8,729	7,893	24,970	24,439

Cost of revenues	1,001	992	2,926	3,022

Gross profit	7,728	6,901	22,044	21,417

Operating expenses:
Research and development, net	4,705	4,270	14,015	14,159
Sales and marketing	1,471	1,414	4,645	4,791
General and administrative	1,515	1,577	4,134	4,535
Amortization of intangible assets	41	42	124	373

Total operating expenses	7,732	7,303	22,918	23,858

Operating loss	(4)	(402)	(874)	(2,441)
Interest and other income, net	1,170	778	2,620	1,949

Income (loss) before taxes on income	1,166	376	1,746	(492)
Taxes on income	54	35	204	185

Net income (loss)	$1,112	$341	$1,542	$(677)

Basic net income (loss) per share	$0.06	$0.02	$0.08	$(0.04)
Diluted net income (loss) per share	$0.05	$0.02	$0.08	$(0.04)
Weighted-average number of Common Stock used in computation of net income (loss) per share (in thousands):
Basic	19,647	19,239	19,516	19,150
Diluted	20,287	19,324	19,900	19,150

CEVA, INC. AND ITS SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS — NON GAAP
U.S. dollars in thousands, except per share data

	Quarter ended		Nine Months ended
	September 30,		September 30,
	2007	2006	2007	2006

	Unaudited	Unaudited	Unaudited	Unaudited

Revenues:
Licensing and royalties	$7,492	$6,938	$21,540	$21,553
Other revenues	1,237	955	3,430	2,886

Total revenues	8,729	7,893	24,970	24,439

Cost of revenues	982	978	2,871	2,984

Gross profit	7,747	6,915	22,099	21,455

Operating expenses:
Research and development, net	4,471	4,100	13,369	13,636
Sales and marketing	1,395	1,336	4,395	4,533
General and administrative	1,319	1,328	3,576	3,693
Amortization of intangible assets	41	42	124	373

Total operating expenses	7,226	6,806	21,464	22,235

Operating income (loss)	521	109	635	(780)
Interest and other income, net	745	778	2,195	1,892

Income before taxes on income	1,266	887	2,830	1,112
Taxes on income	54	35	204	185

Net income	$1,212	$852	$2,626	$927

Non-GAAP basic and diluted net income per share	$0.06	$0.04	$0.13	$0.05

Weighted-average number of Common Stock used in computation of non-GAAP net income per share (in thousands):
Basic	19,647	19,239	19,516	19,150
Diluted	20,439	19,324	20,062	19,350

Unaudited Reconciliation of GAAP to Non-GAAP Financial Measures
(U.S. Dollars in thousands, except per share amounts)

	Quarter ended		Nine Months ended
	September 30		September 30
	2007	2006	2007	2006

	Unaudited	Unaudited	Unaudited	Unaudited

GAAP net income (loss)	$1,112	$341	$1,542	$(677)
Equity-based compensation expense included in cost of revenue	19	14	55	38
Equity-based compensation expense included in research and development expenses	234	170	646	523
Equity-based compensation expense included in sales and marketing expenses	76	78	250	258
Equity-based compensation expense included in general and administrative expenses	196	249	558	842
Interest and other income, net (1)	(425)	—	(425)	(57)

Non-GAAP net income	$1,212	$852	$2,626	$927

GAAP weighted-average number of Common Stock used in computation of net income (loss) per share (in thousands) (diluted)	20,287	19,324	19,900	19,150
Weighted-average number of shares related to outstanding options	—	—	—	200
Weighted-average number of options related to equity-based compensation expense	152	—	162	—

Non-GAAP weighted-average number of Common Stock used in computation of net income per share (in thousands) (diluted)	20,439	19,324	20,062	19,350

GAAP diluted net income (loss) per share	$0.05	$0.02	$0.08	$(0.04)
Equity-based compensation expense	$0.03	$0.02	$0.07	$0.09
Interest and other income, net (1)	$(0.02)	—	$(0.02)	$(0.00)

Non-GAAP diluted net income per share	$0.06	$0.04	$0.13	$0.05

(1)	Results for the three months and nine months ended September 30, 2007 and for the nine months ended September 30, 2006 included a gain of $0.4 million, $0.4 million and $0.1 million, respectively, reported in interest and other income related to the disposal of an investment.

CEVA, INC. AND ITS SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
U.S. Dollars in Thousands

	September 30,	December 31,
	2007	2006

	Unaudited	Audited

ASSETS
Current assets:
Cash and cash equivalents	$42,679	$37,968
Marketable securities and bank deposits	23,278	26,266
Trade receivables, net	10,994	8,421
Deferred tax assets	761	613
Prepaid expenses	803	564
Other current assets	1,494	1,890

Total current assets	80,009	75,722

Long-term investments:
Severance pay fund	2,573	2,338
Deferred tax assets	600	382
Property and equipment, net	1,767	1,706
Investment	4,233	4,233
Goodwill	36,498	36,498
Other intangible assets, net	77	201

Total assets	$125,757	$121,080

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Trade payables	$541	$718
Accrued expenses and other payables	8,691	9,462
Taxes payable	131	135
Deferred revenues	683	406

Total current liabilities	10,046	10,721

Accrued severance pay	2,842	2,519
Accrued liabilities	1,305	1,697

Total liabilities	14,193	14,937

Stockholders’ equity:
Common Stock	20	19
Additional paid in-capital	146,567	142,826
Other comprehensive income	137	—
Accumulated deficit	(35,160)	(36,702)

Total stockholders’ equity	111,564	106,143

Total liabilities and stockholders’ equity	$125,757	$121,080